Exhibit 99.1

Investor Contact: Hayden Communications, Inc. Jeff Stanlis, VP of Communications (602) 476-1821 jeff@haydenir.com

Press Release

For Immediate Release

Medical Device Inventor Mark W. Kroll, PhD Joins
NewCardio as Chairman of the Board

SAN JOSE, CALIF. (March 19, 2008) – Business Wire – NewCardio, Inc., (OTC BB: NWCI) a  cardiac diagnostic and services company, announced today that Mark W. Kroll, PhD, FACC, FHRS, a pioneer in the field of electrical medical devices, has been elected Chairman of NewCardio’s Board of Directors, effective immediately.

Dr. Kroll is well-known throughout the global medical device industry as a top technology expert, particularly in the area of implantable cardioverter defibrillators (ICD).  Dr. Kroll is the named inventor on over 260 U.S. patents as well as numerous international patents. He is widely recognized as the most prolific inventor of electrical medical device patents in the world. By some estimates, virtually every ICD (Implantable Defibrillator) manufactured today incorporates patents of technology invented by Dr. Kroll.  In addition, he is co-author of the books Implantable Cardioverter Defibrillator Therapy (1996), and Cardiac Bioelectric Therapy (in press), contributor to treatises, public speaker and author of more than 150 papers, and abstracts.

Dr. Kroll most recently served as the Senior Vice President and Chief Technology Officer for the Cardiac Rhythm Management division of St. Jude Medical Inc.  Prior to that, he served as Vice President of the Tachycardia Business division and in various senior executive roles within St. Jude from 1995 through his retirement in 2005. Previously, he served as Vice President of Research for the Angemed division of Angeion, Inc., where he was instrumental in the development of the technology which led to the first ICD smaller than 90 ml in volume.

Dr. Kroll has received numerous awards and recognition for his pioneering work.  He has been listed in 'Who's Who in Science and Engineering' since 1992, has been named a Fellow of both the American College of Cardiology and the Heart Rhythm Society, and serves as a member of the Board of Directors of two other publicly traded companies. At present, he holds the position of Distinguished Faculty at the UCLA Anderson School of Business Creativity and Innovation annual program, and serves as an Adjunct Full Professor of Biomedical Engineering and Lecturer on Cardiovascular Physiology at California Polytechnic University -San Luis Obispo, Calif., and as an Adjunct Full Professor of Biomedical Engineering at the University of Minnesota.

Branislav Vajdic, Ph.D., chief executive officer of NewCardio, Inc., commented, “This is truly a milestone event for NewCardio and provides the most dynamic validation of our technology and potential to date. It is beyond exciting to add this industry leader and prolific cardiac medical device inventor, in Mark Kroll, to our board as Chairman. He is one of the most well-known and well-respected individuals in the field. We expect that his broad ranging expertise as an inventor and a business leader will prove invaluable as we advance our platform 3D ECG technology. I welcome my colleague, Dr. Kroll, to the NewCardio team.”

Dr. Kroll added, “It is exciting for me to work on technology which holds the potential of significant advancements in ECG collection and analysis. I look forward to working closely with NewCardio’s senior management to develop and advance this technology.”

About NewCardio, Inc.

NewCardio is a development-stage cardiac diagnostic and services company focused on the development of a proprietary platform technology to provide dramatically higher accuracy to, and thus significantly increase the value of, the standard 12-lead electrocardiogram (ECG). NewCardio’s development-stage software and hardware products and services are intended to improve the diagnosis and monitoring of cardiovascular disease (CVD), as well as cardiac safety assessment of drugs under development. The company’s three-dimensional ECG platform is designed to reduce the time and expense involved in assessing cardiac status while increasing the ability to diagnose clinically significant conditions which were previously difficult to detect. NewCardio intends to initially compete in two large segments of the CVD diagnostic market: cardiac safety in drug development and diagnostics. For more information, visit www.newcardio.com.

Forward-Looking Statements

This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding the development of the company’s proprietary technology platform and its products, the timing of such development and the timing and results of clinical trials and regulatory review. All statements in this press release other than those that are purely historical are forward-looking statements. Such statements reflect management’s current views, are based on certain assumptions and involve risks and uncertainties.

There are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors, include, without limitation, the following: the company’s ability to develop its technology platform and its products; the company’s ability to protect its intellectual property; the risk that the company will not be able to develop the technology platform and products in the current projected timeframe; the risk that the products will not achieve performance standards in clinical trials; the risk that the clinical trial process will take longer than projected; the risk that the products will not receive regulatory approval; the risk that the regulatory review process will take longer than projected; the company’s ability to commercialize its products; any of which could impact sales, costs and expenses and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s most recent filings with the U.S. Securities and Exchange Commission (the “SEC”), including, without limitation, its current report on Form 8-K/A filed with the SEC on January 22, 2008.

These forward-looking statements are based on information as of March 4, 2008, and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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